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                                                                    Exhibit 4(b)

                                 PROMISSORY NOTE

$7,800,000.00                                              Hartford, Connecticut
                                                               December 23, 1998

     FOR VALUE RECEIVED, the undersigned, ACMAT CORPORATION, a Connecticut corporation having a principal place of business at 233 Main Street, New Britain, Connecticut 06050-2350 ("BORROWER"), promises to pay to the order of WEBSTER BANK, a Connecticut banking corporation with a principal place of business at 150 Main Street, Bristol, Connecticut 06010 ("LENDER"), the principal sum of SEVEN MILLION EIGHT HUNDRED THOUSAND DOLLARS ($7,800,000.00) or so much thereof as may be outstanding from time to time hereunder (the "PRINCIPAL AMOUNT"), together with (i) interest at the rate and in the manner hereinafter provided; (ii) all amounts which may become due under the Mortgage Deed dated the date hereof securing this Note (the "MORTGAGE"), which Mortgage encumbers that certain real property located at 233-235 Main Street, New Britain, Connecticut (the "PROPERTY") or under any other documents securing, relating to or further evidencing the indebtedness evidenced by this Note (collectively with the Note and the Mortgage, the "LOAN DOCUMENTS"); (iii) any costs and expenses, including reasonable attorneys' and appraisers' fees, incurred in the collection of this Note, or in the foreclosure of the Mortgage, or in protecting or sustaining the lien of the Mortgage, or in any litigation or controversy arising from or connected with this Note or the Loan Documents; and
(iv) all taxes (other than income taxes) or duties assessed upon the debt evidenced hereby or by the Mortgage and upon the property encumbered by the Mortgage. All amounts owing under this Note and interest thereon shall be payable in legal tender of the United States of America.

1.   INTEREST RATE

     1.1 Interest Rate. The Principal Amount shall bear interest at a fixed rate equal to six and ninety-five hundredths percent (6.95%) per annum (the "INTEREST RATE"). Interest on the Principal Amount shall be calculated on the basis of a three hundred sixty (360) day year and be charged and due for the actual number of calendar days elapsed.

     1.2 Maximum Interest Rate. Notwithstanding any provisions of this Note, it is the understanding and agreement of Borrower and Lender that the interest required to be paid by Borrower to Lender under this Note shall not exceed the maximum rate of interest permissible to be charged by Lender under applicable laws. Any amount paid in excess of such rate shall be considered to have been a payment in reduction of principal.


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2.   PAYMENTS OF PRINCIPAL AND INTEREST

     2.1 Principal and Interest Payments Until Maturity. If this Note is dated other than the first day of the month, Borrower shall pay to Lender on the date hereof interest on the Principal Amount from and including the date hereof (or the date of disbursement, if later) to and including the last day of the month in which this Note is dated. A payment consisting of principal and interest in the amount of $90,749.64 (calculated based upon a 120-month self-liquidating amortization schedule utilizing a three hundred sixty (360) day year of twelve
(12) equal thirty (30) day months) shall be due and payable in arrears, commencing on the first (1st) day of February, 1999 and a like sum of $90,749.64 on the first (1st) day of each and every calendar month thereafter up to and including the first (1st) day of January, 2009.

     2.2 Method of Payment. All payments due hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment. Payment shall be made to Lender at the address set forth in the heading of this Note, or at such other place as Lender may designate from time to time in writing.

     2.3 Maturity. The unpaid principal balance hereof, all accrued and unpaid interest and all other obligations due hereunder shall be due and payable in full on January 1, 2009 (the "MATURITY DATE").

     2.4 Application of Payments. Payments made under this Note shall be applied in the following order: first to any late charges and any other fees or charges to which Borrower shall become subject under this Note; second, to interest due on this Note; and third, to the Principal Amount.

     2.5 Business Day. Whenever any payment hereunder shall be stated to be due on a day other than a "business day" (a day on which banks are open for business in Connecticut), such payment shall be made on the next succeeding business day, unless such extension would cause such payment to be payable in the next following calendar month, in which case such payment shall be made on the business day most immediately preceding such day.

     2.6 Prepayment. Provided no Event of Default (as hereinafter defined) exists under this Note or under the other Loan Documents, the Principal Amount may be prepaid in whole, but not in part. The Principal Amount may be prepaid only if accompanied by a fee (the "PREPAYMENT FEE") in an amount equal to the greater of (i) one percent (1%) of the then outstanding Principal Amount or (ii) the Yield Maintenance Amount (hereinafter defined). Borrower shall also pay to Lender, as a condition to any permitted prepayment, all unpaid late charges and accrued but unpaid interest due up to and including the date of prepayment.

     2.7 The Yield Maintenance Amount shall be computed as follows: From the Interest Rate in effect on the date of prepayment, there shall be subtracted the interest yield rate, as published in the Wall Street Journal on the regularly scheduled monthly payment date prior to the


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date of prepayment, on United States Treasury Notes or Bonds which will mature in the same year and month in which the Maturity Date occurs. If no such Note or Bond matures in such month, then the next month in which such a Note or Bond will mature shall be the month used to determine the applicable interest yield rate. If there is more than one such Note or Bond maturing in the applicable month, then the average of the interest yield rates on all such Notes or Bonds shall be used. The resulting percentage shall be multiplied by a fraction whose numerator is the number of days between the date of prepayment and the Maturity Date, and whose denominator is 365. If the Wall Street Journal is not published on the regularly scheduled monthly payment date prior to the date of prepayment, then the next published issue of the Wall Street Journal shall be used. If the Wall Street Journal ceases to publish interest yield rates described herein or if there is a suspension of publication of the Wall Street Journal from such interest payment date through the date of prepayment, then any alternate source for such rate which Lender may reasonably designate shall be used.

     If payment of the Principal Amount shall be accelerated for any reason whatsoever, the Prepayment Fee in effect as of the date of such acceleration shall be due and payable, and such Prepayment Fee shall be added to the Principal Amount in determining the debt for purposes of any judgment of foreclosure of the Mortgage

3.   DEFAULT; REMEDIES

     3.1 Event of Default. For purposes of this Note, the term "EVENT OF DEFAULT" shall mean any of the following events:

          (a) The failure of Borrower to pay (i) any periodic installment of interest or principal when such installment shall become due and payable hereunder after ten (10) days prior written notice and opportunity to cure, unless Lender believes such prior notice and opportunity to cure will have a material adverse effect on its rights and remedies, or (ii) the outstanding principal balance of this Note, together with interest accrued thereon and any other amounts then due hereunder, on the Maturity Date;

          (b) The occurrence of an Event of Default (as defined therein) under any of the Loan Documents (beyond any applicable grace or cure periods set forth therein).

          (c) The filing by or against Borrower or any guarantor of the loan evidenced by this Note (the "LOAN") of any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of Borrower or any guarantor as a bankrupt (and if such filing is involuntary, the failure to have same dismissed within sixty (60) days from the date of filing), or the making of an assignment for the benefit of creditors, or the appointment of a receiver for any part of Borrower's or any guarantor's


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               properties or the admission in writing by Borrower or any
               guarantor of the inability to pay debts as they become due.

          (d) The breach of any warranty or the untruth or inaccuracy of any representation of Borrower or any guarantor in the Loan Documents.

          (e) The occurrence of a default under, or demand for the payment of, any other note or obligation of Borrower or any guarantor to Lender.

          (f) The attempted revocation or termination of any guaranty of the Loan.

          (g) The failure by Borrower or any guarantor to make payment on any obligation for borrowed money due to any party other than Lender, beyond any grace or cure period provided with respect thereto, or the occurrence of any other default under any agreement under which any such obligation is created, the effect of which default is to cause such obligation to become due and payable prior to its date of maturity, including without limitation, any obligations owed by Borrower to Fleet National Bank.

          (h) The failure of any guarantor to provide any financial statement or copy of a tax return required under the terms of any guaranty of the Loan.

          (i) The passage or enforcement of any federal, state, or local law, or the rendition of a final decision of any court (other than a law or decision with respect to a tax upon the general revenues of Lender), in any way directly changing or affecting the Loan or lessening the net income thereon in a fashion which is not corrected or reimbursed by Borrower.

          (j) The passage or enforcement of any federal, state, or local law, or the rendition of a final decision of any court, in any way impairing Lender's ability to charge and collect the interest stated under this Note, including without limitation, the ability to vary the interest payable under this Note in accordance with the terms hereof.

          (k)  The default by Borrower of any of the covenants contained in
               Section 4 hereof.

     3.2 Acceleration; Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Lender may, at its option, declare the entire unpaid Principal Amount (or any part thereof designated by Lender), together with accrued interest and all other amounts due hereunder, to be immediately due and payable, without the necessity for prior demand or notice. The rights, powers and remedies of Lender provided in this Note or any of the other Loan Documents are and shall be cumulative and concurrent with one another and with any other rights, powers and


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remedies available to Lender at law or in equity. Such rights, powers and remedies may be pursued separately, successively or together, in the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise.

     3.3 Late Charges. Any installment of principal or interest due hereunder that is not received within ten (10) days after its due date, shall be subject to a late charge equal to five percent 5% of such overdue payment. In connection therewith, Borrower agrees as follows: (i) such late payment will cause Lender to incur administrative costs, collection costs, loss of interest, and other direct and indirect costs in uncertain amounts, (ii) it would be impractical or extremely difficult to fix the exact amount of such costs in such event, and
(iii) the late charge is a reasonable estimate of such costs and is fair compensation to Lender for its anticipated losses resulting from such late payment.

     3.4 Default Interest Rate. From and after either the occurrence of an Event of Default or the maturity of this Note, any amount due hereunder which is not paid shall bear interest (without the necessity of further or additional notice) at the Interest Rate in effect hereunder (as the same may adjust in accordance with the terms hereof) plus four percent (4%) per annum (the "DEFAULT RATE"), until the required payment is made.

4.   COVENANTS

     4.1 Definitions. As used herein, the following terms shall have the following meanings.

          (a) ADJUSTED CASH FLOW: Cash Flow plus allowable dividends permitted to be paid to Borrower by its Subsidiaries plus management and underwriting fees paid to Borrower by its Subsidiaries plus rent paid to Borrower by its Subsidiaries plus tax sharing payments paid to Borrower by its Subsidiaries (in all cases, not requiring regulatory approval).

          (b) AFFILIATE: with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity in which such Person has a direct or indirect controlling interest or by which such Person is directly or indirectly controlled or is under direct or indirect common control with such Person.

          (c) CASH FLOW: Borrower's unconsolidated net income for an accounting period before provision for payment of Interest Expense and all income taxes plus depreciation and amortization to the extent deducted from such net income during such accounting period, all as determined by GAAP less capital expenditures less income taxes paid in cash less dividends paid.


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          (d)  DEBT SERVICE: for any period, the sum of (i) Interest Expense,
               (ii) Principal Amortization and (iii) scheduled payments by Borrower on its capitalized leases.

          (e) FUNDED DEBT: aggregate consolidated Indebtedness of Borrower for borrowed money but excluding Indebtedness owing to the Sheetmetal Workers National Pension Fund or any refinance of the same.

          (f) GAAP: generally accepted accounting principals and practices consistently applied from accounting period to accounting period.

          (g) GOVERNMENTAL AUTHORITIES: any federal, state or local governmental authority or any political subdivision of any of them and any court, agency, department, commission, board, bureau or instrumentality of any of them which now or hereafter has jurisdiction over the Borrower's business premises.

          (h) INDEBTEDNESS: as applied to a Person, (a) all items, except items of capital stock or of surplus or of general contingency reserves or of reserves for deferred income taxes, which in accordance with generally accepted accounting principles and practices would be included in determining total liabilities as shown on the liability side of a balance sheet of such person as at the date of which indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lease, lien or conditional sale or other title retention agreement existing on any property or asset owned or held by such person subject thereto, whether or not such indebtedness shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed, discounted or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become liable directly or indirectly with respect thereto.

          (i) INTEREST EXPENSE: for any period, all amounts accrued by Borrower, whether as interest, late charges, service fees or other charge for money borrowed on account of or in connection with Borrower's indebtedness for money borrowed or with respect to which Borrower or any of their respective properties are liable by assumption, operation of law or otherwise, including, without limitation, any leases which are required, in accordance with generally accepted accounting principles, to be carried as a liability on Borrower's balance sheet.


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          (j)  INSURANCE SUBSIDIARY: Acstar Insurance Company and/or United
               Coastal Insurance Company.

          (k)  NAIC: National Association of Insurance Commissioners.

          (l) PERSON: a corporation, an association, a partnership, an organization, a limited liability company, a business, an individual or a government or political subdivision thereof or any governmental agency.

          (m) STATUTORY CAPITAL: means Statutory Capital plus Statutory Surplus of the Insurance Subsidiaries as shown on the statutory financial statements filed with the states of Illinois and Arizona.

          (n) STATUTORY OPERATING EARNINGS: means the Statutory Operating Earnings of the Insurance Subsidiaries as shown on the statutory financial statements filed with the states of Illinois and Arizona.

          (o) SUBSIDIARY: with reference to any Person, a corporation, or similar association or entity not less than a majority of the outstanding shares of the class or classes of stock, having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, association or entity, of which are at the time owned or controlled, directly or indirectly, by such Person or by a Subsidiary of such Person.

     4.2 Financial Covenants. Borrower shall maintain the following, calculated in accordance with GAAP, as shown on the financial statements required to be provided pursuant to Section 1.13 of the Mortgage;

          (a) a ratio of Borrower's consolidated total Indebtedness to Borrower's (i) cash on hand and cash equivalents on hand plus
               (ii) marketable securities (including amounts owing to Borrower in connection therewith but not yet paid) plus (iii) accrued interest receivable of not more than 1.05 to 1.0 measured at the end of each Fiscal Quarter; and

          (b) an Interest Coverage Ratio (being the ratio of Adjusted Cash Flow to consolidated Interest Expense) of at lease 2.25 to 1.0 measured; (i) on a calendar year basis at the end of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 1999 and continuing through the Fiscal Quarter ending September 30, 1999, and (ii) at the end of each Fiscal Quarter over the immediate preceding four (4) Fiscal Quarters commencing


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               with the Fiscal Quarter ending December 31, 1999 and for each
               Fiscal Quarter thereafter.

          (c) a Debt Service Coverage Ratio (being the ratio of Adjusted Cash Flow to Debt Service) of not less than 1.25 to 1.0 measured; (i) on a calender year basis at the end of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 1999 and continuing through the Fiscal Quarter ending September 30, 1999, and (ii) at the end of each Fiscal Quarter over the immediate preceding four (4) Fiscal Quarters commencing with the Fiscal Quarter ending December 31, 1999 and for each Fiscal Quarter thereafter.

          (d) a ratio of Borrower's total Funded Debt to Statutory Operating Earnings of not more than 5.0 to 1.0 measured: (i) on a calender year basis at the end of each Fiscal Quarter commencing with the fiscal Quarter ending March 31, 1999 and continuing through the Fiscal Quarter ending September 30, 1999, and (ii) at the end of each Fiscal Quarter over the immediate preceding four (4) Fiscal Quarters commencing with the Fiscal Quarter ending December 31, 1999 and for each Fiscal Quarter thereafter.

          (e) a ratio of Borrower's total Funded Debt to Statutory Capital of not more than 0.70 to 1.0 measured at the end of each Fiscal Quarter.

     Borrower acknowledges that it has assisted Lender in the formation of each of the foregoing financial performance criteria and fully understands each of said criteria.

     4.3  Special Covenants re Insurance Subsidiaries. The Borrower shall:

          (a) Notify the Lender annually of the allowable dividend which may be paid by each Insurance Subsidiary to the Borrower.

          (b) Notify the Lender promptly if any Insurance Subsidiary has applied for permission to grant any special dividends.

          (c) Notify the Lender of any allegation of non-compliance by any Insurance Subsidiary with the laws and regulations of each state in which it is approved to sell insurance, specifically including, without limitation, the State of New York, except this notification does not apply to any non-compliance matter if such non-compliance matter does not have a material effect.

          (d) Furnish to the Lender annually all reports issued by its outside auditors which analyze the adequacy of the level of each Insurance Subsidiary's reserves.


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          (e)  Notify the Lender of any material change in any Insurance
               Subsidiary's risk based capital ratio.

          (f) Maintain in each Insurance Subsidiary actual capital equal to or in excess of its required risk based capital.

          (g) Notify the Lender, promptly upon becoming aware, of the following: (i) any material increase in the levels of primary liability of each Insurance Subsidiary which is ceded to reinsurers, (ii) the occurrence of any default in any such contract of reinsurance and (iii) the occurrence of any insolvency of any reinsurer or any non-compliance by any reinsurer with the NAIC risk based capital guidelines.

          (h) Notify the Lender, promptly upon becoming aware, of the following: (i) any material increase in the levels of primary liability of each Insurance Subsidiary which is co-insured with others, (ii) the occurrence of any default in any such contract of co-insurance and (iii) the occurrence of any insolvency of any co-insurer or any non-compliance by any co-insurer with the NAIC risk based capital guidelines.

          (i) Notify the Lender within 90 days of the fiscal year end each Insurance Subsidiary's (i) net investment income for the year then ended, (ii) the statutory surplus for the year then ended,
               (iii) the "Combined Ratio" for each such Insurance Subsidiary for the year then ended, (iv) the loss, if any, of any Insurance Subsidiary in excess of 15% of its statutory surplus for the year then ended, (v) a listing of each Insurance Subsidiary's reinsurance recoverables which are more than 90 days past due as at the end of any year and (vi) a listing of all transactions with Affiliates entered into by any Insurance Subsidiary during the year then ended.

          (j) Notify the Lender of any reduction in the rating by A.M. Best and Company of any Insurance Subsidiary.

     4.4 Upstream Dividends. Borrower shall, among other things, cause its Subsidiaries to pay to Borrower such profits, excess capital and other sums as may be necessary to comply with the financial covenants set forth in this Section. In extension of the foregoing, Borrower shall diligently apply for and pursue any approvals from any state or regulatory authority having jurisdiction over each such Subsidiary if such approvals are necessary to comply with the financial covenants set forth in this Section.

     4.5 Rating. The Insurance Subsidiaries shall at all times maintain a rating by A.M. Best and Company of at least B+.


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     4.6 Restrictions on Indebtedness. Directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase, pay or provide funds in respect of, or otherwise become or be or remain liable, contingently, directly or indirectly, with respect to, any Indebtedness other than:

          (a)  Indebtedness to Lender;

          (b) current liabilities for trade and other obligations incurred in the ordinary course of its business not yet past due and not as a result of borrowing;

          (c)  Indebtedness arising under leases permitted hereby;

          (d) Indebtedness in respect of endorsements made in connection with the deposit of items for credit or collection in the normal and ordinary course of business; and

          (e)  Indebtedness described in the financial statements described in
               Section 2.8 of a certain commercial Credit Agreement by and between Borrower and Bank Boston, N.A. dated December 9, 1998 (the "Credit Agreement") or refinancing of such Indebtedness in amounts not to exceed such refinanced Indebtedness.

          (f) Indebtedness otherwise in conformity with all of the other terms hereof incurred in order to fund the loan, advance or capital contribution described in Section 4.3(F) of the Credit Agreement.

     Borrower shall not guarantee or otherwise assure any obligation of any other party including, without limitation, that of any Guarantor.

5.   MISCELLANEOUS PROVISIONS

     5.1 Attorneys' Fees. Should suit be brought to enforce, interpret or collect any part of this Note, Lender shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees and other costs of such enforcement, interpretation or collection.

     5.2 Notices. All notices and communications under this Note shall be in writing and shall be given by either (a) hand-delivery, (b) first class mail (postage prepaid), or (c) reliable overnight commercial courier (charges prepaid), to the addresses listed on the first page hereof. Notice shall be deemed to have been given and received: (i) if by hand delivery, upon delivery;
(ii) if by mail, three (3) calendar days after the date first deposited in the United States mail; and


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(iii) if by overnight courier, on the date scheduled for delivery. A party may change its address by giving written notice to the other party as specified herein.

     5.3 Setoff. Borrower hereby gives Lender a lien and right of setoff for all of Borrower's obligations hereunder upon and against the deposits, credits and property of Borrower now or hereafter in Lender's possession or control or in transit to Lender. Lender may, at any time, apply the same or any part thereof to any of Borrower's obligations hereunder, though unmatured, without notice and without first resorting to any other collateral.

     5.4 Borrower's Waivers.

          (a) Borrower and all guarantors, endorsers and other parties now or hereafter becoming liable for the payment of this Note hereby waive demand, diligence, presentment, protest, demand of payment, and notice of protest, dishonor and nonpayment, and waive the legal effect of Lender's failure to give all notices not expressly provided for herein. Borrower expressly agrees that, without in any way affecting the liability of Borrower hereunder, Lender may, without notice to Borrower, extend the Maturity Date or the time for payment of any amount due hereunder, accept additional security, waive or modify any provision of the Loan Documents, release any party liable hereunder or thereunder, and release any security now or hereafter securing this Note.

          (b) To the extent permitted by applicable law, Borrower hereby waives and releases all benefit that might accrue to Borrower by virtue of any present or future laws exempting the Property, or any other property, real or personal, pledged or mortgaged as security for the payment of this Note, or any part of the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Borrower agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Lender.

     5.5 Severance. The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Note shall not affect the validity or enforceability of the remaining portions of this Note, or any part thereof.

     5.6 Remedies Cumulative. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Note or now or hereafter existing at law or in equity. No delay or omission on the part of Lender to


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exercise any of its rights hereunder or under any of the Loan Documents shall impair or operate as a waiver of Lender's right to exercise such right or any other right of Lender hereunder or under the Loan Documents. In order to entitle Lender to exercise any remedy reserved to it in this Note, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. Any waiver, express or implied, of any breach or default hereunder shall not constitute a waiver of any subsequent or different breach or default hereunder.

     5.7 Modification. No provision of this Note may be waived, modified or discharged, including, without limitation, by conduct, custom or course of dealing, other than by an express writing signed by the party against whom enforcement of such waiver, modification or discharge is sought.

     5.8 Construction of Agreement. Whenever in this Note words of any gender appear, they should be deemed to apply equally to any gender. Whenever used in this Note, the plural shall include the singular and the singular shall include the plural, as the context may require. If this Note is now, or hereafter shall be, signed by more than one person, it shall be the joint and several obligation of all such persons and shall be binding on all such persons and their respective successors and assigns. This Note shall be interpreted without regard to any presumption or other rule requiring presumption against the party which drafted this Note.

     5.9 Capitalized Terms. Any capitalized words used in this Note and not herein defined shall have the meanings ascribed to such terms in the Loan Documents.

     5.10 Governing Law. The rights and duties of Borrower and Lender under this Note shall be governed by the internal laws of the State of Connecticut.

     5.11 Venue. Borrower hereby consents to the exercise of personal jurisdiction over it by any federal or state court in the State of Connecticut and consents to the laying of venue in any jurisdiction or locality in the State of Connecticut. Borrower irrevocably appoints the Secretary of State of the State of Connecticut, as Borrower's agent for receipt of service of process on Borrower's behalf in connection with any suit, writ, attachment, execution or discovery or supplementary proceedings in connection with the enforcement of this Note. Service shall be effected by any means permitted by the court in which any action is filed, or at Lender's option, by mailing process, postage prepaid, by certified mail, return receipt requested, or to Borrower at Borrower's address set forth on the first page of this Note. Service shall be deemed effective upon receipt. Borrower may designate a change of address for purposes of this Section by written notice to Lender made in accordance with the provisions of SECTION 4.2 hereof, at least ten (10) days before such change of address is to become effective.

     5.12 WAIVER OF JURY TRIAL. BORROWER HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR (2) IN ANY WAY CONNECTED WITH OR


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
RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF BORROWER'S CONSENT TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

     5.13 PREJUDGMENT REMEDY WAIVER. BORROWER HEREBY REPRESENTS, COVENANTS AND AGREES THAT THE PROCEEDS OF THE LOAN SHALL BE USED FOR GENERAL COMMERCIAL PURPOSES AND THAT THE LOAN IS A "COMMERCIAL TRANSACTION" AS DEFINED BY THE STATUTES OF THE STATE OF CONNECTICUT. BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUTES, SECTION 52-278a et. seq., AS AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES LENDER MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER. MORE SPECIFICALLY, BORROWER ACKNOWLEDGES THAT LENDER'S ATTORNEY MAY, PURSUANT TO CONNECTICUT GENERAL STATUTES, SECTION 52-278f, ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER. BORROWER ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY BY LENDER'S ATTORNEY, AND LENDER ACKNOWLEDGES BORROWER'S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT. BORROWER FURTHER HEREBY WAIVES ANY REQUIREMENT OR OBLIGATION OF LENDER TO POST A BOND OR OTHER SECURITY IN CONNECTION WITH ANY PREJUDGMENT REMEDY OBTAINED BY LENDER AND WAIVES ANY OBJECTIONS TO ANY PREJUDGMENT REMEDY OBTAINED BY LENDER BASED ON ANY OFFSETS, CLAIMS, DEFENSES OR COUNTERCLAIMS OF BORROWER OR ANY OTHER OBLIGATED PARTY TO ANY ACTION BROUGHT BY LENDER. BORROWER ACKNOWLEDGES AND AGREES THAT ALL OF THE WAIVERS CONTAINED IN THIS SECTION HAVE BEEN MADE KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF ITS COUNSEL.

     5.14 Time of Essence. Time is of the essence in the performance of all obligations of Borrower under this Note and the Loan Documents.


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
     5.15 Binding Effect. This Note shall bind the heirs, executors, administrators, successors and assigns of Borrower and all endorsers hereto, and shall inure to the benefit of Lender and its successors and assigns.

                                    BORROWER:

                                    ACMAT CORPORATION

                                    By:      /s/ Henry W. Nozko, Jr.
                                             -----------------------------------
                                             Henry W. Nozko, Jr.
                                             Executive Vice President


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